Exhibit 12.1

                                                   HRPT PROPERTIES TRUST
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  (dollars in thousands)


                                                                             Year Ended December 31,
                                                     ---------------------------------------------------------------------------
                                                          2001          2000 (1)        1999 (1)          1998          1997
                                                     ---------------------------------------------------------------------------
Earnings:
   Income before equity in earnings (loss) of
     equity investments and extraordinary item
                                                          $89,659        $110,086        $116,638       $136,756        $97,230
  Fixed charges                                            91,305         104,337          91,420         66,612         38,703
  Distributions from equity investments                    26,651          30,294          18,606         10,320          9,640
  Capitalized interest                                       (787)         (1,680)         (1,488)          (447)          (165)
                                                     ---------------------------------------------------------------------------
Adjusted Earnings                                        $206,828        $243,037        $225,176       $213,241       $145,408
                                                     ===========================================================================

Fixed Charges:
  Interest expense                                        $87,075        $100,074         $87,470        $64,326        $36,766
  Amortization of deferred financing costs                  3,443           2,583           2,462          1,839          1,772
  Capitalized interest                                        787           1,680           1,488            447            165
                                                     ---------------------------------------------------------------------------
Total Fixed Charges                                       $91,305        $104,337         $91,420        $66,612        $38,703
                                                     ===========================================================================

Ratio of Earnings to Fixed Charges                           2.3x            2.3x            2.5x           3.2x           3.8x
                                                     ===========================================================================

(1) Reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.